AMENDMENT NO. 3 TO RESTATED REVOLVING CREDIT AGREEMENT


        This Amendment No. 3 to Restated Revolving Credit Agreement (the "Third Amendment"), made as of this 30th day of July, 1997, among the undersigned, amends that certain Restated Revolving Credit Agreement, dated as of December 20, 1996, as amended previously by Amendments dated February 14, 1997 and as of March 28, 1997 (as amended thereby and hereby, the "Agreement"), among the Borrowers, the Agent, individually and as agent for itself and each of the other Banks, and the Banks (as such terms are defined in the Agreement).

        Reference is made to the following facts:

        A. The Borrowers, the Agent and the Banks have entered into the Agreement pursuant to which the Banks have, on the terms and subject to the conditions stated therein, made loans to the U.S. Borrower;

        B. The Borrowers requested that the Agreement be amended to modify, among other provisions, the financial covenants therein to avoid the occurrence of an Event of Default; and

        C. The Agent and the Banks have agreed to make the modifications requested by the Borrowers solely in accordance with the terms and conditions of this Third Amendment.

        NOW, THEREFORE, in consideration of the premises and of good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto agree as follows:

        Section 1. Definitions. All capitalized terms used herein which are defined in the Agreement shall have the meanings herein as therein, except as otherwise specifically provided herein.

        Section 2. Amendments to the Loan Documents. From and after the date hereof, the Agreement is hereby amended as follows:

        2.1 The definitions in Section 1.1 of the Agreement are hereby amended to provide as follows:

             2.1.1     The definition of Availability is hereby amended to
   provide in its      entirety as follows:

                  "Availability.  The sum of the U.S. Borrowing
             Base, less the "Availability Reserve" (as defined below), minus the Canadian Deficiency. For the periods described below, the Availability Reserve shall equal the amount set forth below:

              Period                           Availability Reserve

              July 30, 1997 through August     $4,000,000
              30, 1997

              August 31, 1997 through          $6,000,000 ($5,000,000 if so
              September 15, 1997               determined by the Agent in
                                               its unrestricted discretion)

              September 16, 1997 through       $6,000,000
              September 29, 1997

              September 30, 1997 through       $6,500,000
              October 30, 1997

              October 31, 1997 through         $7,000,000
              November 27, 1997

              November 28, 1997 through        $7,500,000
              December 30, 1997

              December 31, 1997 and            $8,000,000
              thereafter"

             2.1.2 Section 1.1 of the Agreement is hereby amended by the addition of the following definition:

                  "Availability Reserve.  See the definition of
             Availability."

             2.1.3 The definition of Borrowing Base is hereby amended to provide in its entirety as follows:

                  "Borrowing Base.  In relation to the Borrowers as at any
             particular date, and subject to any adjustment required to comply with the last sentence of this definition, an amount equal to the lesser of (i) the aggregate Revolving Credit Commitments as in effect on such date, and (ii) the sum, as determined by the Agent, as at such date, of (A) an amount equal to 55% of the Net Security Value of Base Inventory, plus 55% of Eligible Documentary Letters of Credit and (B) 85% of the Net Outstanding Amount of Base Accounts as at such date; provided that the Agent, subject to the consent of the Majority Banks or all of the Banks as required by Section 9.8 hereof, in the reasonable, good faith exercise of its discretion and based upon a determination that a material change in the Collateral has occurred, reserves the right to increase or decrease the
             foregoing percentages.   In no event shall (1) the amount
             pursuant to clause (ii)(A) of this definition exceed $45,000,000, or (2) the portion of such amount pursuant to such clause (ii)(A) attributable to the Net Security Value of Base Inventory constituting work-in-process other than wet blues exceed 50% of the aggregate of such amount pursuant to such clause (ii)(A).

             2.1.4. In order to eliminate the Gebhardt Reserve from the Agreement, the Agreement is amended by the deletion in its entirety of the definition of the "Gebhardt Reserve" and the first four lines of the definition of "Net Outstanding Amount of Base Accounts" are hereby amended to read as follows:

                  "Net Outstanding Amount of Base Accounts.  The net amount
             of Base Accounts outstanding after eliminating from the aggregate amount of outstanding Base Accounts any Account which:"

        2.2 Section 2.7 of the Agreement is hereby amended by (i) the deletion of the amount $1,000,000 in clause (z) of Subsection 2.7(b) and the replacement of such amount with $500,000; (ii) the deletion in its entirety of clause (X) of such Subsection 2.7(b); and (iii) the insertion of the phrase "(minus the aggregate sum of all sales of assets excluded pursuant to clause (z) of this Subsection 2.7(b))" immediately following the amount $5,000,000 in both places such amount appears in Subsection 2.7(b).

        2.3 Clause (f) of Section 5.1 of the Agreement is hereby amended by the addition at the end thereof of the following sentence:

             "In addition to, and not in limitation of, the foregoing, the Borrower shall also deliver Covenant Compliance Certificates for each quarter ending on December 31 by no later than January 25 of the following calendar year."

        2.4 Subparagraph (iii) of Section 6.6.(a) of the Agreement is hereby amended to provide in its entirety as follows:

                  "(iii) sales of assets not in the ordinary course of
             business in an aggregate amount, measured on a cumulative basis until the Maturity Date or earlier termination of this Agreement, not to exceed the lesser of (A) 10% of the value of the Borrower's FIFO Tangible Assets, or (B) $500,000;"

        2.5 The portion of the table in Section 6.9 regarding the period from July 1, 1997 through December 31, 1997 is hereby amended to provide as follows:

                                                          Maximum Usual
                                                        Allowance Permitted
             "Period                   Amount             in Minimum EBITDA

    July 1, 1997 through             ($600,000)                $0*
    July 31, 1997

    August 1, 1997 through           $1,500,000                 $0*
    August 31, 1997

    September 1, 1997 through        $1,600,000                 $0*
    September 30, 1997

    October 1, 1997 through          $2,300,000                 $0*
    October 31, 1997

    November 1, 1997 through         $1,400,000                 $0*
    November 30, 1997

    December 1, 1997 through         $1,000,000                $0*"
    December 31, 1997

        2.6 Section 6.15 of the Agreement is hereby amended to provide in its entirety as follows:

             "6.15     Borrowing Base.  None of the Borrowers shall cause or
             permit the aggregate principal amount of all Revolving Loans and the aggregate face amount of all Letters of Credit outstanding at any time to exceed the difference of the Borrowing Base at such time, minus the Availability Reserve."

        2.7 The address for the Borrowers in Section 9.1 of the Agreement is hereby amended to provide as follows:

             "United States Leather, Inc.
             1403 West Bruce Street
             Milwaukee, WI 53204
             Attention:  Kinzie L. Weimer, Chief Financial Officer
             Telecopy:  414-389-5192;"

   and the "attention" line in the address of the Agent is hereby amended to provide as follows:

             "Attention:  Howard C. Bailey, Director, Mail Stop 01-09-06."

        2.8 Clause (ix) of Section 9.8(d) is hereby amended to read in its entirety as follows:

             "(ix) change the definition of Availability' or Availability Reserve' hereunder."

        2.9 Exhibit G is hereby amended to read in its entirety as set forth in Exhibit G attached hereto.

        Section 3. Conditions precedent to this Amendment. The agreements of the Agent and the Banks set forth in this Third Amendment are subject to the satisfaction of the following conditions precedent:

        3.1 At the time of the execution of the Third Amendment, there shall exist no Defaults or Events of Default under the terms of the Agreement, as amended hereby, the Loan Documents and the Ancillary Documents;

        3.2 The U.S. Borrower shall have reimbursed the Agent for all of the reasonable fees and disbursements of Goulston & Storrs, counsel to the Agent, which shall have been incurred by the Agent prior to or in connection with the preparation, negotiation, execution and delivery of this Third Amendment and the consummation of the transactions contemplated herein;

        3.3 Since the date of the commencement of the Agent's most recent commercial finance examination, there shall have been no changes in the assets, liabilities, financial condition, business, income, operations or prospects of any of the Borrowers, the effect of which have had or will have, in the aggregate, a material adverse effect on the assets, properties, business, prospects, income, operations or financial condition of the Borrowers;

        3.4 This Third Amendment shall have been duly and properly authorized, executed and delivered to the Agent, and shall be in full force and effect; and

        3.5 The U.S. Borrowers shall have paid to the Agent, for the benefit of the Agent and the U.S. Banks in accordance with their respective U.S. Commitment Percentages immediately prior to the execution and delivery hereof, a non-refundable restructuring fee of $150,000.

        Section 4. Representations and Warranties. In order to induce the Agent and the Banks to enter into this Third Amendment, the Borrowers, jointly and severally, represent and warrant to the Agent and each Bank that:

        4.1 Each of the Borrowers (a) is a corporation duly organized, validly existing and in good standing under the laws of the state or Province in which it is organized as listed on Exhibit D to the Agreement,
   (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction listed in Exhibit D to the Agreement;

        4.2 The execution, delivery and performance of this Third Amendment and the transactions contemplated hereby are within the corporate power and authority of each Borrower and have been authorized by all necessary corporate proceedings, and do not (a) require any consent or approval of any creditors, trustees for creditors or shareholders of any of the Borrowers, including, without limitation, the Indenture Trustee or any other party pursuant to the terms of the Indenture Agreement, (b) contravene any provision of the charter documents or by-laws of any of the Borrowers or any law, rule or regulation applicable to any of the Borrowers, (c) contravene any provision of, or constitute an event of default or events that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default, under, any other agreement, instrument, order or undertaking binding on any of the Borrowers, including, without limitation, the Indenture Agreement, or (d) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of any of the Borrowers other than Permitted Encumbrances; and

        4.3 Each of the representations, warranties, covenants and negative covenants set forth in the Agreement, as amended hereby, and the other Loan Documents is true and correct on the date hereof in all material respects, and no event has occurred and no condition exists which constitutes a Default or Event of Default under the Agreement, as amended hereby, or any other Loan Documents or any Ancillary Document.

        Section 5. Indemnification. The Borrowers shall absolutely and unconditionally indemnify and hold harmless the Agent and each of the Banks against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Agent or any of the Banks, or by any of their shareholders, directors, officers, employees, representatives, subsidiaries, affiliates or agents (other than as a result of the gross negligence or willful misconduct of the Agent or any of the Banks or such officers, directors, shareholders, employees or agents thereof) on account of, or in relation to, or in any way in connection with, any of the arrangements or transactions contemplated by, associated with or ancillary to either this Third Amendment, the Agreement or any of the other Loan Documents or any of the Ancillary Documents, whether or not all or any of the transactions contemplated by, associated with, or ancillary to this Third Amendment, the Agreement, any of such Loan Documents or any of such Ancillary Documents, are ultimately consummated (other than those costs or expenses incurred by the Banks other than the Agent in connection with the syndication, and by the Agent and the Banks in the day-to-day administration of the transactions contemplated by the Agreement, as amended hereby, and the other Loan Documents).

        Section 6.  Miscellaneous.

        6.1 As of the date hereof, and after giving effect to the consummation of any transactions contemplated by this Third Amendment, the Borrowers acknowledge that each has performed, satisfied, or complied with all covenants and conditions to be performed, satisfied or complied with by it under the Agreement, as amended hereby. The Borrowers hereby covenant and agree that, after giving effect to the consummation of the transactions contemplated hereby, the Borrowers will continue to perform, satisfy or comply with all covenants and conditions to be performed, satisfied or complied with by each of them under the Agreement, as amended hereby.

        6.2 The obligations of the Borrowers (i) to repay to the Agent and the Banks all of the unpaid principal of each of the Revolving Loans made or to be made in the future pursuant to the Agreement, as amended hereby,
   (ii) to pay to the Agent all of the unpaid interest accrued or to accrue thereon, (iii) to pay to the Agent and the Banks all of the other Obligations of the Borrowers, are and will continue to be entitled to all of the benefits and to all of the security created or contemplated by the Agreement, as amended hereby, and the other Loan Documents.

        6.3 Except as otherwise expressly provided in this Third Amendment, all of the terms, conditions and provisions of the Agreement and each of the other Loan Documents remain unaltered and are in full force and effect. The Agreement and this Third Amendment shall be read and construed as one Agreement.

        6.4 This Third Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one and the same instrument. In making proof of this Third Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

        6.5 All of the Obligations undertaken hereunder by the Borrowers are hereby undertaken by each of them jointly and severally.

        6.6 The captions and headings of the various sections and subsections of this Third Amendment are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

        6.7 The invalidity or unenforceability of any one or more phrases, clauses or sections of this Third Amendment under particular circumstances shall not affect the validity or enforceability thereof or of the Agreement, as amended hereby, under other circumstances, or the validity or the enforceability of the remaining portions of this Third Amendment or the Agreement, as amended hereby.

        6.8 This Third Amendment shall be deemed to be a contract under seal and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of law provisions contained therein).

        IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment under seal as of the day first above-written by the respective officers hereunto duly authorized.

                            UNITED STATES LEATHER, INC.,
                               as a Borrower


                            By: /s/
                                 Title:

                            A. R. CLARKE LIMITED, as a Borrower, and
                            Guarantor of United States Leather, Inc's
                            Obligations


                            By: /s/
                                 Title:


                            BANKBOSTON, N.A. (f/k/a The First National
                            Bank of Boston), as the Agent


                            By: /s/
                                 Title:

   (Signatures continued next page)



                            BANKBOSTON, N.A. (f/k/a The First National
                            Bank of Boston), as a Bank


                            By:/s/
                                 Title:

                            HELLER FINANCIAL, INC., as a Bank


                            By:/s/
                                 Title:


                            THE CHASE MANHATTAN BANK, as a Bank


                            By: /s/
                                 Title:


                            BTM CAPITAL CORPORATION, as a Bank


                            By: /s/
                                 Title: